STELLAR BIOTECHNOLOGIES, INC.

332 E. Scott Street
Port Hueneme, California 93041
Tel: (805) 488-2147 / Fax: (805) 488-1278

NOTICE OF ANNUAL GENERAL AND SPECIAL MEETING OF SHAREHOLDERS

TAKE NOTICE that the Annual General and Special Meeting (the “Meeting”) of the shareholders of Stellar Biotechnologies, Inc. (the "Company") will be held at the Country Inn & Suites, 350 East Hueneme Road, Port Hueneme, California, on Tuesday, January 17, 2012 at 9:30 a.m. (Pacific time), for the following purposes:

1.

To receive the audited financial statements of the Company for its financial year ended August 31, 2011 and the report of the auditors thereon.

2.

To set the number of directors of the Company to be elected at six (6).

3.

To elect directors of the Company for the ensuing year.

4.

To appoint auditors of the Company for the ensuing year and to authorize the directors to fix their remuneration for the ensuing year.

5.

To consider and, if thought fit, pass an ordinary resolution, by a majority of Disinterested Shareholders, ratifying and approving amendments to the Company’s Share Option, as more particularly described in the Information Circular and authorizing the directors to make modifications thereto in accordance with the Share Option Plan and the policies of the TSX Venture Exchange;

6.

To consider and, if thought fit, pass an ordinary resolution ratifying and approving, with or without modification, the adoption of the Company’s Shareholder Rights Plan, as more particularly described in the Information Circular;

7.

To consider any permitted amendment to or variation of any matter identified in this Notice and to transact such other business as may properly come before the Meeting or any adjournment thereof. Management is not currently aware of any other matters that could come before the Meeting.

Accompanying this Notice of Annual General and Special Meeting are: (1) the President’s letter to shareholders; (2) a Management Information Circular, which provides additional information relating to the matters to be dealt with at the Meeting; (3) a Form of Proxy or Voting Instruction Form; (4) a return envelope for use by the shareholders to send in their Proxy or Voting Instruction Form; and (5) a financial statement request form for use by shareholders who wish to receive the Company’s future audited financial statements and/or interim financial statements together with related Management’s Discussion and Analysis. The report of the auditor and the audited financial statements of the Company for the financial year ended August 31, 2011 together with the related Management’s Discussion and Analysis can be accessed through the Internet on the Canadian System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com.

The record date for the determination of the shareholders entitled to receive this Notice and to vote at the Meeting has been established as December 13, 2011.

Shareholders who cannot attend the Meeting in person may vote by proxy if a registered shareholder or provide voting instructions if a non-registered shareholder. Instructions for voting by registered shareholders or providing voting instructions by non-registered shareholders by mail or fax are included in the Management Proxy Circular. To be valid, proxies must be received by Computershare Investor Services Inc., the Company’s transfer agent at 9th Floor, 100 University Avenue, Toronto, Ontario, M5J 2Y1 no later than forty-eight (48) hours (excluding Saturdays, Sundays and holidays) prior to the time of the Meeting, or adjournment thereof. The Chairman of the Meeting has the discretion to accept late proxies.

DATED at Port Hueneme, California, this 17th day of December, 2011.

BY ORDER OF THE BOARD

“Frank Oakes”

Frank Oakes

President, Chief Executive Officer and Director